Securities and Exchange Commission
                             450 Fifth Street, N.W.
                             Washington, D.C. 20549

                                     FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty of File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                           Commission File No. 1-2833

                                RAYTHEON COMPANY
             (Exact name of registrant as specified in its charter)

                                141 Spring Street
                         Lexington, Massachusetts 02173
                                 (781) 862-6600

               (Address, including zip code, and telephone number,
                 including area code, of registrant's principal
                               executive offices)

                          Common Stock, par value $1.00
            (Title of each class of securities covered by this Form)

                                      None
                         -------------------------------
              (Titles of all other classes of securities for which
                      a duty to file reports under Section
                             13(a) or 15(d) remains)

Place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

           Rule 12g-4(a)(1)(i)   /x/         Rule 12h-3(b)(1)(ii)  / /
           Rule 12g-4(a)(1)(ii)  / /         Rule 12h-3(b)(2)(i)   / /
           Rule 12g-4(a)(2)(i)   / /         Rule 12h-3(b)(2)(ii)  / /
           Rule 12g-4(a)(2)(ii)  / /         Rule 15d-6            / /
           Rule 12h-3(b)(1)(i)   /x/

Approximate number of holders of record as of the certificate or note date:  0

Pursuant to the requirements of the Securities Exchange Act of 1934, Raytheon Company has caused this certificate/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  December 17, 1997         By:  /s/ Christoph L. Hoffmann
                                          Christoph L. Hoffmann
                                 Title:  Executive Vice President and Secretary
                                         of Raytheon Company (formerly HE
                                         Holdings, Inc.) a Delaware corporation,
                                         successor to Raytheon Company.